Exhibit 15.1

August 2, 2009

Alexander’s, Inc.

Paramus, New Jersey

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the six-month periods ended June 30, 2009 and 2008, as indicated in our report dated August 2, 2009, (which report included an explanatory paragraph regarding the adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarter ended June 30, 2009 is incorporated by reference in the following registration statements of Alexander’s, Inc.:

Registration Statement No. 333-151721 on Form S-8

Amendment No. 1 to Registration Statement No. 33-155727 on Form S-3

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey